Exhibit 99.1

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FOR IMMEDIATE RELEASE
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Date:    October 7,  2003
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Contact: Leigh J. Abrams, President and CEO            INDUSTRIES INCORPORATED
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Phone:   (914) 428-9098 Fax: (914) 428-4581
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E Mail:  Drew@drewindustries.com
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                   Drew Industries Purchases Specialty Trailer
                       Components Maker ET&T Frames, Inc.

WHITE PLAINS, New York, October 7, 2003 - Drew Industries Incorporated (AMEX:DW) today announced that its wholly owned subsidiary, Lippert Components, Inc., has acquired certain business and assets of Elkhart, Ind.-based ET&T Frames, Inc.

ET&T Frames manufactures chassis primarily for specialty trailer units, consisting of park models, office units, cargo trailers and, to a lesser extent, chassis for towable recreational vehicles. This acquisition represents a significant expansion of Drew's chassis manufacturing business into specialty chassis.

Drew, a White Plains, N.Y.-based manufacturer of components for recreational vehicles and manufactured homes, reported that the $3.6 million purchase price includes the inventory, accounts receivable and certain fixed assets of ET&T. Lippert Components is not purchasing the ET&T factory. ET&T's business will be integrated into Lippert's existing factories. The former owner of ET&T and his management team will not be employed by Lippert. The Company said this acquisition was financed with available cash, and Drew still has no borrowings under its $30 million line of credit.

ET&T generated revenues of approximately $7.0 million for its last fiscal year. Drew said it expects the acquisition to be accretive to earnings, since Lippert will manufacture the new products in its existing, highly efficient factories without adding significant equipment or new supervisory personnel.

Jason Lippert, president and CEO of Lippert, said: "This acquisition continues our expansion into new product distribution channels with high quality products that we know how to produce efficiently. We hope to expand these new product categories as we have done with most of our other product lines."

Leigh J. Abrams, president and CEO of Drew, continued: "We are excited about the opportunity to use our strong balance sheet and management talent to continue the expansion of our business on an accretive basis, while also presenting the Company with the opportunity to realize even greater growth and profitability in the future."

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About Drew Industries

Drew, through its wholly-owned subsidiaries, Kinro, Inc. and Lippert Components, Inc., supplies a broad array of components for RVs and manufactured homes. Manufactured products include aluminum and vinyl windows and screens, doors, chassis, chassis parts, chassis slide-out systems, and bath and shower units. From 40 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain statements, including the Company's plans and expectations regarding its operating strategies, products and costs, and its views of the prospects of the recreational vehicle and manufactured housing industries, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views, at the time such statements were made, with respect to the Company's future plans, objectives, events and financial results, such as revenues, expenses, income, earnings per share, capital expenditures, and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly aluminum, vinyl, steel, glass, and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, interest rates, and adverse weather conditions impacting retail sales. In addition, general economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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